Exhibit 10.1
Executive Employment Agreement

This Employment Agreement is entered into as of the date of the last signature affixed hereto, by and between MFRI, Inc., a Delaware corporation ("MFRI" or "the Company"), and David J. Mansfield ("Employee").

In consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, MFRI and Employee hereby agree as follows:

1.
Position of Employment, The Company will appoint the Employee to the position of President and CEO, MFRI, Inc. on November 8, 2016 and, in that position, Employee will report to the Board of Directors of MFRI. MFRI retains the right to change Employee's title, duties, and reporting relationships as may be determined to be in the best interests of the Company; provided, however, that any such change in Employee's duties shall be consistent with Employee's training, experience, and qualifications.

The terms and conditions of the Employee's employment shall. to the extent not addressed or described in this Employment Agreement, be governed by MFRI Company's Policies and Procedures and existing practices. In the event of a conflict between this Employment Agreement and the Policies and Procedures or existing practices, the terms of this Agreement shall govern.

2.
Term of Employment. Employee's employment with MFRI shall begin on November 8, 2016, the date of appointment to CEO, and shall continue for a period of three (3) years, and then automatically renew annually for successive one year terms unless either party gives the other party notice otherwise at least 180 days before the end of the initial term or a renewal period:

a.	Employee's employment is terminated by either party in accordance with the terms of section 5 of this Employment Agreement; or

b.
such term of employment is extended or shortened by a subsequent agreement duly executed by each of the parties to this Employment Agreement, in which case such employment shall be subject to the terms and conditions contained in the subsequent written agreement.

3.	Compensation and Benefits.

a.
Base salary. Employee shall be paid a base salary of no less than $13,076.92 bi-weekly, which is $340,000 annually ("Base salary"), subject to applicable federal. state, and local withholding, such Base salary to be paid to Employee in the same manner and on the same payroll schedule in which all exempt MFRI employees receive payment. Salary will be reviewed annually and adjusted by the Board of Directors based on performance and external benchmarking of market compensation for equivalent positions. Timing of any adjustments will be aligned to overall Corporate annual salary review.

b.
Incentive Compensation. Employee shall be eligible to participate in all incentive compensation programs available to other executives or officers of MFRI, such participation to be in the same form, under the same general terms, and to the same extent that such programs are made available to other such executives or officers. Nothing in this Employment Agreement shall be deemed to require the payment of bonuses, awards, or incentive compensation to Employee if such payment would not otherwise be required under the terms of MFRI Company's incentive compensation programs.

Short Term Incentive (STI). Employee will receive short Term Incentive in the form of an annual cash bonus opportunity with a target incentive set at 80% of base salary. Performance measures applicable to STI will be based on objective Company Performance Metrics aligned to financial and strategic plans approved by the Board. Bonus payment award and timing will align with Corporate annual bonus payouts following completion of annual financial calendar. For the first fiscal year, bonus eligibility will be pro-rata for portion of the fiscal year worked and based on part year metrics for the same time period with payout to be at no less than 50% of pro-rata target amount.

c.
Long Term Incentive (LTI). Employee will receive Long Term Incentive in the form of Restricted Stock Units (RSU) with a target annual award of 1.5 time's base salary. These RSUs will vest over a 3-year period, with 1/3 vesting at the end of each anniversary of the grant. The actual award may be adjusted up or down based on compensation benchmarking and/or performance as determined in goes faith by the Board. The Board reserves the right to amend the program as deemed necessary.

d.	Sign on Bonus. Employee will receive a sign on bonus of $100,000 in the form of RSUs at starting date. These RSUs will vest in full one (1) year from the issue date,

e.
Employee Benefits. Employee shall be eligible to participate in all employee benefit plans, policies, programs, or perquisites in which other MFRI's executive or officers participate. The terms and conditions of Employee's participation in MFRI employee benefit plans, policies, programs, or perquisites shall be governed by the terms of each such plan, polices or program. Complete details of the plans including Health, Dental and Retirement are available upon request.

f.	Vacation. Employee will be entitled to 4 weeks of paid vacation annually.

4.
Duties and Performance. The Employee acknowledges and agrees that he is being offered a position of employment by MFRI with the understanding that the Employee possesses a unique set of skills, abilities, and experiences which will benefit the Company, and he agrees that his continued employment with the Company. whether during the term of this Employment Agreement or thereafter, is contingent upon his successful performance of his duties in his position as noted above, or in such other position to which he may be assigned.

a.	General Duties.

1.
Employee shall render to the very best of Employee's ability, on behalf of the Company, services to and on behalf of the Company, and shall undertake diligently all duties assigned to him by the Company.

2.
Employee shall devote his full time, energy and skill to the performance of the services in which the Company is engaged at such time and place as the Company may direct. Employee shall not undertake, either as an owner. director, shareholder, employee or otherwise, the performance of services for compensation (actual or expected) for any other entity without the express written concert of the Board of Directors

3.	Employee shall faithfully and industriously assume and perform with skill, care, diligence and attention all responsibilities and duties connected with his employment on behalf of the Company.

4.
Employee shall have no authority to enter into any contracts binding upon the Company, or to deliberately create any obligations on the part of the Company, except as may be specifically authorized by the Board of Directors of MFRI.

Specific Duties.

1.	Festering a Company with underlying values in safety, integrity and ethics.

2.	Developing and meeting quarterly and annual operating targets.

3.	Establishing a high performance, results driven culture that meets or exceeds commitments.

4.	Creating a high performance, collaborative, hands on leadership team.

5.	Ensuring a process is in place which provides robust sales and marketing plans and forecasts.

6.	Ensuring a system ls in place which drives operational excellence and continuous improvement.

7.	Be able to prioritize the best growth and investment strategies to pursue given limited resources.

8.	Provide visibility and strong communication skills to internal and external stakeholders.

9.	Establish a credible succession plan and talent development process throughout the organization.

5.
Termination of Employment. Employee's employment with the Company may be terminated, prior to the expiration of the tern of this Employment Agreement, in accordance with any of the following provisions:

a.Termination by Employee. The Employee may terminate his employment at any time during the course of this agreement by giving four (4) weeks' notice in writing to the Chairman of the Board of MFRI. During the notice period, Employee must fulfill all his duties and responsibilities set forth above and use his best efforts to train and support his replacement, if any. Failure to comply with this requirement may result in Termination for Cause described below, but otherwise Employee`s salary and benefits will remain unchanged during the notification period.
b.Termination by the Company Without Cause, MFRI may terminate Employee's employment at any time during the course of this agreement by giving four (4) weeks' notice in writing to the Employee. During the notice period, Employee must fulfill all of Employee's duties and responsibilities set forth above and use Employee`s best efforts to train and support Employee's replacement if any, Failure of Employee to comply with this requirement may result in Termination for Cause described below, but otherwise Employee's salary and benefits will remain unchanged during the notification period. should termination occur within the first year of employment, Employee will receive six (6) months of severance and retain all rights to vested stock and/or options, any unvested portion of the sign on Bonus will fully vest and any other unvested shares will be forfeited except that shares due to vest in the current year will vest pro rata for the number of months worked for that year. After Employee completes One (1) year of employment. Employee will receive the above and twelve (12) months of severance (instead of six).
c.Termination by Employee for Good Reason. Employee may terminate his employment with the Company for Good Reason by giving four (4) weeks' notice in writing to the Company. During the notice period, if requested by the Company, Employee must fulfill all of Employee's duties and responsibilities set forth above and use Employee's best efforts to train and support Employee's replacement, if any. Failure of Employee to comply with this requirement may result in Termination for Cause described below( but otherwise Employee's salary and benefits will remain unchanged during the notification period should Company fail to cure Employee's stated Good Reason during the notice period and termination for Good Reason occurs within the first year of employment. Employee will receive six (6) months of severance and retain all rights to vested stock and/or options, any unvested portion of the Sign-on Bonus will fully vest, and any Other unvested shares will be forfeited except that shares due to vest in the current year will vest pro-rata based on the number of months Employee was employed during that year. After Employee completes one (1) year of employment, Employee will receive the above and twelve (12) months of severance (instead of six). Good Reason means only material diminution in Employee's Base salary or substantial changes by the Company affecting the Employee's eligibility for STI, or duties, responsibilities, reporting or authority as outlined in this Agreement.
d.Termination by the Company for Cause. The Company may, at any time and without notice, terminate the Employee for "cause". Termination by the Company of the Employee for "cause" shall include but not be limited to termination based on any of the following grounds: (a) repeated failure to perform the duties of the Employee's position in a satisfactory manner which remains uncured after Employee is give notice of same and a reasonable opportunity to cure; (b) fraud, misappropriation, embezzlement or acts of similar dishonesty; (c) conviction of a felony involving moral turpitude: (d) illegal use of drugs or excessive use of alcohol in the workplace; (e) intentional and willful misconduct that may subject the Company to criminal or civil liability; (f) breach of the Employee's duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company: (g) willful disregard of Company policies and procedures; (h) breach of ally of the material terms of this Agreement; and (i) insubordination or deliberate refusal to follow the lawful instructions of the Board of Directors of MFRI Termination for Cause will result in immediate termination, no severance, and unvested stock forfeited.
e.Termination by Death or Disability. The Employee's employment and rights to compensation under this Employment Agreement shall terminate if the Employee is unable to perform the duties of his position due to death, or disability lasting more than 90 days taking into consideration the accommodation obligations under the Americans with Disabilities Act or parallel state law based on the applicable facts of any such disability, and the Employee's heirs, beneficiaries, successors, or assigns shall not be entitled to any of the compensation or benefits to which Employee ls entitled under this Agreement, except: (a) to the extent specifically provided in this Employment Agreement (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which Employee is covered provide a benefit to the Employee's heirs, beneficiaries, successors, or assigns.
f.Severance. Severance means a payment equal to Employee's Base salary plus STl at target payout pro-rated, if necessary, for the severance period, plus continuation of group health and welfare benefits via COBRA for the for the severance period. Severance will be paid in equal installments for the length of the severance period, beginning thirty days after Employee signs the release of claims referenced below.
g.Release. Any post termination severance or benefits are subject to Employee signing a release of claims prior to receipt
h.Change in Control (CIC). In the event of a CIC, Employee will have accelerated vesting of all shares. If Employee's employment is terminated by the Company without Cause or by Employee for Good Reason during the six (6) months before a CIC that was initiated prior to Employee departure and completed within twelve (12) months after Employee departure, Employee will receive accelerated vesting of all restricted shares awarded to Employee prior to termination and twelve (12) months of severance. CIC ls triggered by change in ownership or a sale of all of the Company's assets and resulting material diminution of Employee's duties. For purposes of determining whether a CIC has occurred, Company shall mean only MFRI, Inc.

6.
Confidentiality. To the fullest extent permitted by applicable law, the terms of the Confidentiality Agreement executed by the Employee are incorporated by reference into this Employment Agreement and are made a part hereto as if they appeared in this Employment Agreement itself. This agreement will extend for the duration of the severance period.

7.
Non-solicitation/Non-compete. To the fullest extent permitted by applicable law, the terms of the Non-solicitation/Non-Compete Agreement executed by the Employee are incorporated by reference into this Employment Agreement and are made a part hereto as if they appeared in this Employment Agreement itself. This agreement will extend for the duration of the severance period.

8.
Assignment of Inventions, Improvements and Developments. The Employee hereby assigns and agrees to assign to the Company the entire worldwide right, in all inventions, improvements and developments, patentable or unpatentable, which, during his employment by the Company he shall have made or conceived or hereafter may make or conceive, either solely or jointly with others (a) with the use of the Company's time, equipment, materials, supplies, facilities, or trade secrets or confidential business information or (b) resulting from or suggested by his work for the Company or (c) contemplated business of the Company, including, but limited to, preinsulated and/or secondarily contained piping systems for district heating and cooling systems, oil and gas flow lines, chemical transportation and related products and materials. All such inventions, improvements and developments shall automatically and immediately be deemed to be the property of the Company as soon as made or conceived. This assignment includes all rights to sue for all infringements, including those which may have occurred before this assignment. It is understood that this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Employee's own time. The invention related (i) to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Employee for the Company.

9.
Disclosure, Employee agrees to disclose promptly to the Company all such inventions, improvements and developments when made or conceived, Upon termination of his employment for any reason, Employee shall immediately give lo the Company all written records of such inventions, improvements and developments and make all full disclosures thereof, whether or not they have been reduced to writing.

Aid and Assistance. The Employee agrees, (a) to execute all documents necessary to protect inventions, improvement and developments assigned pursuant to section 8, and to obtain, maintain, modify, or enforce any United States or foreign patent on such invention, improvements or developments; and (b) to cooperate with the Company in every reasonable way possible in obtaining evidence for use in any such proceedings to obtain, maintain, modify or enforce any such paten. Employee agrees that he shall not receive any additional compensation, other than reimbursement for reasonable costs and expenses incurred by him, in complying with the terms of this section 10.

10.
Temporary and/or Permanent Relocation. Employee will be based in The Woodlands, Texas. However Employee understands the Company headquarters are in Chicago, IL and he will need to spend substantial time working from the Chicago office. As such, unless and until Employee becomes based in the Company's Illinois office, Company will cover all reasonable expenses, per the Company's policies, for travel between Houston and Chicago for Company business activities for up to one year; including lodging, living and transportation costs incurred while working away from home. This timeframe maybe extended upon approval of the Board. Decision on hotel vs. apartment and car lease vs. rental will be decided based on what is most cost effective. If Employee relocates to Illinois in the future, the Company will pay for relocation expenses separately.

11.
Parachute Payment Limitation. Notwithstanding any contrary provision above, if Employee is a "disqualified individual" (as defined in section 280G of the Internal Revenue Code), and the CIC Benefits, together with any other payments which the Employee has the right to receive from the Company, would constitute a "parachute payment" (as defined in section 280G of the Code), the payments and benefits provided under this Agreement shall be either (i) reduced (but not below zero) so that the aggregate present value of such payments and benefits received by the Employee from the Company shall be $1.00 less than three times Employee's "base amount" (as defined in section 280G of the Code) and so that no portion of such payments received by Employee shalt be subject to the excise tax imposed by section 4999 of the Code, or (ii) paid in full, whichever produces the better net after-tax result for Employee (taking into account any applicable excise fax under section 4999 of the Code and any applicable income tax). If a reduced payment is made [o Employee pursuant to clause (i) above and through error or otherwise that payment, when aggregated with other payments from the Company used in determining if a parachute payment exists, exceeds $1.00 less than three times Employee's base amount, Employee must immediately repay such excess to the Company upon notification that an overpayment has been made.

12.
Indemnification and Insurance. The Company will defend. indemnify and hold Employee, his heir & executors and administrators harmless against and in respect of any and all damages, losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, but not limited to, attorneys' fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding) suffered, sustained, incurred or required to be paid by Employee by reason of or on account of Employee's performance of work on behalf of the Company, except to the extent due to any act or omission by Employee that constitutes a breach of this Agreement or is outside the scope of his authority under this Agreement. In addition, the Company will maintain directors and officer's liability insurance in place, with reasonable and customary limits, pursuant to whisk Employee shall be a named, additional or covered insured.

13.	General Provisions.

a.
Notices. All notices and other communications required or permitted try this Agreement to be delivered by MFRI or Employee to the other party shall be delivered in writing to the address shown below, either personally, or by registered, certified or express mail, return receipt requested, postage prepaid, to the address for such party specified below or to such other address as the party may from time to time and advise the other party, and shall be deemed given and received as of actual personal delivery, or upon the date or actual receipt shown on any return receipt if registered, certified or express mail is used, as the case may be.

MFR, Inc.
6410 W. Howard Street
Niles, IL. 60714
Attention: Chairman of the Board

David J. Mansfield
119 Wind Ridge Circle
The Woodlands, TX 77381

b.
Amendments and Termination; Entire Agreement This Agreement may not be amended or terminated except by a writing executed by all of the parties hereto. This Agreement constitutes the entire agreement of MFRI and Employee relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter.

c.
Successors and Assigns. The rights and obligations of the parties hereunder are not assignable to another person without prior written consent; provided, however, that MFRI, without obtaining Employee's consent, may assign its rights and obligations hereunder to a wholly owned subsidiary and provided further that any post-employment restrictions shall be assignable by MFRI to any entity which purchases all or substantially all of the Company's assets.

d.
Severability Provisions subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

e.	Waiver of Rights. No waiver by MFRI or Employee of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of ally subsequent right or remedy of the same kind.

f.
Definitions, Headings, and Number. A term defined in any part of this Employment Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Employment Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular.

g.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original but both of which taken together shall constitute but one and the same instrument.

h.
Governing Laws and Forum, This Agreement shall be governed by construed, and enforced in accordance with the laws of the Commonwealth of Delaware. The parties hereto further agree that any action brought to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the courts of the Commonwealth of Delaware.

IN WITNESS WHEREOF, MFRI and Employee have executed and delivered this Agreement as of the date written below.

MFRI, Inc.
/s/ David J. Mansfield	October 19, 2016	By: /s/ Jerome Walker
David J. Mansfield		Name: Jerome Walker
Title: Director, Chairman of the Compensation Committee
Date: October 19, 2016